Exhibit 10.23

QUADRAMED CORPORATION

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), dated this 5th day of October, 2003, is by and between QuadraMed Corporation, a corporation organized under the laws of the State of Delaware and having its principal place of business at 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190 (the “Company”), and Charles J. Stahl, an individual residing at (“Employee”), and

WITNESSETH THAT:

WHEREAS, Employee and the Company have heretofore entered into an employment agreement, dated as April 15, 2003 (the “Employment Agreement”);

WHEREAS, Employee and the Company desire to revise the Employment Agreement;

NOW, THEREFORE, Employee and the Company hereby agree that from and after the date of execution of this Agreement the Employment Agreement shall be and is hereby amended as follows:

1. The Employment Agreement and Section 10 thereof, pertaining to Employee’s severance benefits on certain terminations of his employment, is hereby amended by (i) redesignating Sections 10 C through D as Sections 10 D through E and adjusting appropriately all cross-references to any of said Sections and (ii) adding a new Section 10 C to read in its entirety as follows:

“10 C. Option Acceleration. If Employee is terminated by reason of an Involuntary Termination of Employee’s employment (other than a Termination for Cause), each of Employee’s Options under the Stock Option Plan and all restricted or unvested Common Stock granted by the Company will (to the extent not then otherwise exercisable or vested) automatically accelerate and vest and any repurchase rights with respect thereto will terminate so that each such Option or share of restricted or unvested Common Stock will become immediately and fully exercisable or vested as of the date of Involuntary Termination. Not withstanding the provisions of Section 5 of the Stock Option Plan, each such accelerated Option, together with all of Employee’s other vested Options, will remain exercisable for a period of three (3) years following Employee’s Involuntary Termination and may be exercised for any or all of the option shares, including the accelerated shares, in accordance with the exercise provisions of the Option agreement evidencing the grant. If Employee is terminated by reason of a Termination for Cause the provisions of this Section 10 C will not apply.”

2. Except as provided in the preceding paragraphs of this Agreement, the provisions of the Employment Agreement remain in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

QUADRAMED CORPORATION

By:	/s/ Lawrence P. English

Lawrence P. English Its Chief Executive Officer

EMPLOYEE

By:	/s/ Charles J. Stahl

Charles J. Stahl

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